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Exhbit 14.2

3D SYSTEMS CORPORATION

CODE OF ETHICS
FOR SENIOR FINANCIAL EXECUTIVES AND DIRECTORS
March 2, 2004

        This Code of Ethics sets forth the standards and procedures to be followed by 3D Systems' Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, Treasurer and all other employees performing similar functions for the company (collectively, the "Senior Financial Executives") as well as outside directors of the company when acting in their capacity as directors of the company ("Directors") to promote honest and ethical conduct, appropriate disclosure in 3D Systems' periodic reports and other documents filed with the Securities and Exchange Commission, and compliance with applicable governmental rules and regulations. This Code of Ethics supplements 3D Systems' Code of Conduct, which also applies to all Senior Financial Executives and Directors.

  Conflicts of Interest

        All Senior Financial Executives and Directors should be scrupulous in avoiding a conflict of interest with respect to 3D Systems and its business. A "conflict of interest" exists whenever an individual's private or personal interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the company. A conflict of interest may arise when a Senior Financial Executive or a Director takes an action or has an interest that may make it difficult to perform his or her company work or work as a director objectively and effectively. A conflict of interest may also arise when a Senior Financial Executive, a Director or a member of his or her family receives improper personal benefits as a result of his or her position in the company, whether received from the company or a third party. Separately, both 3D Systems' policies and federal law prohibit loans to Senior Financial Executives who serve as officers of the company or to Directors.

        Conflicts of interest are prohibited as a matter of company policy, unless approved following full disclosure in accordance with applicable law by a majority of the independent members of the Board of Directors or a committee composed solely of independent members of the Board. Conflicts of interest may not always be obvious, so any question concerning a potential conflict of interest should be reviewed with higher levels of management and the company's General Counsel.

  Corporate Opportunity

        Senior Financial Executives and Directors are prohibited from:

  (a)
  taking for themselves personally opportunities that properly belong to the company or that are discovered through the use of company property, information or position;

  (b)
  using company property, information or position for personal gain; and

  (c)
  having a financial interest in or another material relationship with a supplier, competitor or customer of 3D Systems, either directly or indirectly through an entity in which they have a material interest or through a spouse or other family member of the Senior Financial Executive or Director.

        However, clause (c) does not extend to ownership, either directly or indirectly, by a Senior Financial Executive, a Director or members of his or her family of 1% or less of the equity interests in any publicly-owned corporation that is a competitor or a substantial supplier to or customer of 3D Systems and whose equity securities are traded on a recognized national securities exchange such as the New York Stock Exchange or NASDAQ.

  Disclosure

        Any such conflict of interest, corporate opportunity or other transaction or interest of the type described above must be disclosed in advance of its being entered into to the independent members of the Board, and the Senior Financial Executive or Director must comply with any measure that may be required by a majority of the independent members of the Board or of a committee composed solely of independent directors in order to avoid or eliminate any conflict of interest arising from such matter as well as any appearance of impropriety.

        This Code of Ethics does not prohibit a Senior Financial Executive or Director from pursuing an opportunity that might otherwise constitute a corporate opportunity or pursuing any other transaction if such opportunity or transaction, and the individual's interests in it, have been fully disclosed to the independent members of the Board of Directors and a majority of the independent members of the Board of Directors or a committee composed solely of independent directors has determined that the company has no interest in pursuing that opportunity for the benefit of the company or otherwise approves the transaction as being fair to the company and consistent with the company's interests.

        Any employee, officer or director of the company who becomes aware of a conflict of interest, potential conflict of interest, corporate opportunity or other transaction that has not been approved as described above involving a Senior Financial Executive or a Director should bring it to the attention of the General Counsel of the company or to the attention of a member of the Audit Committee of the Board of Directors by one of the means set forth in the Company's Code of Conduct. If your concern requires confidential treatment, including keeping your identity anonymous, then all reasonable efforts will be made to keep that confidentiality, except to the extent necessary to conduct an effective investigation or as required under applicable law, regulation or legal proceedings.

  Accounting Complaints

        3D Systems' policy is to comply with all applicable financial reporting and accounting regulations applicable to the company. If a Senior Financial Executive, Director or any other employee of the company has concerns or complaints regarding questionable accounting or auditing matters involving the company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board. Such submissions may be directed to the attention of the Audit Committee, or to any director who is a member of the Audit Committee, in care of the company's General Counsel at the principal executive offices of the Company. If the concern requires confidential treatment, including keeping your identity anonymous, then all reasonable efforts will be made to keep that confidentiality, except to the extent necessary to conduct an effective investigation or as required under applicable law, regulation or legal proceedings.

  Disclosure Controls and Procedures

        The federal securities laws and the regulations of the National Association of Securities Dealers, Inc. ("NASD") impose disclosure requirements on the company, including requiring the company to file certain reports with the Securities and Exchange Commission and the NASD and to make certain public disclosures. Such reports and disclosures must comply with all applicable SEC, NASD and other legal requirements.

        The company has adopted certain disclosure controls and procedures in connection with its reporting and other public disclosures. Each Senior Financial Executive must strictly adhere to such controls and procedures. All Senior Financial Executives must ensure that such reports and disclosures are (i) full, fair, timely, factual, accurate and understandable and (ii) meet all legal and NASD requirements. These requirements apply to all public disclosures of material information about the company, including written disclosures, oral statements, visual presentations, analyst and press conferences, and media and investor calls.

  Reporting Illegal or Unethical Behavior

        3D Systems' Code of Conduct describes procedures for reporting possible violations of the Code of Conduct. The same procedures should be followed for reporting possible violations of this Code of Ethics. If an employee does not believe it appropriate or is not comfortable following those procedures, then he or she may contact the Audit Committee of the Board, or any director who is a member of that Committee, in care of the Company's General Counsel at the principal executive offices of the company. If the concern requires confidentiality, including keeping your identity anonymous, then this confidentiality will be protected, except to the extent necessary to conduct an effective investigation or as required under applicable law, regulation or legal proceedings.

  No Retaliation

        As stated in 3D Systems' Code of Conduct, 3D Systems is committed to protecting employees who make good faith reports or complaints of possible violations of this Code of Ethics from reprisals or retaliation. On the other hand, an employee, including a Senior Financial Executive or a Director, who participates in or conceals a violation of this Code of Ethics or of the Code of Conduct may be subject to disciplinary action, including the possibility of termination of employment without further notice or warning, or removal as a Director.

  Waivers

        Senior Financial Executives and Directors should understand that waivers or exceptions to our Code of Ethics and Code of Conduct will be granted only in advance and only under exceptional circumstances. A waiver of either Code for any corporate officer or Director may be made only by a majority of the independent members of the Board or a committee composed solely of independent members of the Board and will be promptly disclosed to stockholders to the extent required under applicable law and NASD regulations.

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  Exhbit 14.2
3D SYSTEMS CORPORATION CODE OF ETHICS FOR SENIOR FINANCIAL EXECUTIVES AND DIRECTORS March 2, 2004